Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095

Telephone:  801-253-1600 • Fax:  801-253-1688

PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:	February 19, 2009
Contact:	Anne-Marie Wright, Vice President, Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL ANNOUNCES AGREEMENT TO ACQUIRE
ASSETS OF ALVEOLUS, INC.

Merit also signs agreement to acquire products of

Biosearch Medical Products, Inc.

SOUTH JORDAN, UTAH— Merit Medical Systems, Inc. (NASDAQ: MMSI), a manufacturer and marketer of proprietary disposable devices used primarily in cardiology and radiology procedures, announced today that it has signed a definitive agreement to acquire the assets of Alveolus, Inc., located in Charlotte, North Carolina.  Alveolus produces non-vascular interventional stents used for esophageal, tracheobronchial, and biliary stenting procedures.  Merit believes the current worldwide market for these types of products exceeds $200 million.

The purchase price of the Alveolus assets is approximately $19 million, subject to post-closing adjustments.  The Alveolus assets consist primarily of an intellectual property portfolio, inventory, receivables and manufacturing equipment.  Alveolus’ revenues for the most recent 12-month period (February 1, 2008 to January 31, 2009) were approximately $8.2 million.  Merit intends to fund the purchase price from its existing cash reserves.

Merit intends to hire essentially all of Alveolus’ existing U.S. sales force of approximately ten individuals and several research and development and manufacturing personnel.

“For several years we have discussed the prospects of entering the gastroenterology and pulmonary markets,” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer.  “We believe this acquisition will enhance our future corporate growth with products that are well accepted in the United States.  The acquired products are also CE marked, and we believe our infrastructure and long-standing reputation for service and quality products in the European market will provide opportunities for substantial growth of the Alveolus products.”

Substantially all of the manufacturing processes of the Alveolus stents are outsourced under manufacturing, confidentiality and performance agreements.  Merit intends to maintain the relationships with these vendors and to retain the existing agreements.

“A key feature of this acquisition is the operational consistency we believe we will maintain during the transition of ownership,” Lampropoulos said.

Inflation devices, guide wires and syringes are often used during gastroenterology procedures.  Merit believes that many of its quality products in these categories can be sold in conjunction with the acquired products.

Merit also announced that it has entered into an agreement with Biosearch Medical Products, Inc., a wholly-owned subsidiary of Hydromer, Inc. (OTC BB: HYDI.OB), to acquire two additional products that are being sold on an OEM basis to major medical device companies.  These products go hand-in-hand with the strategy of building a strong product offering in the gastroenterology market.  The Biosearch transaction involves the transfer of production to a Merit facility.  The purchase price is approximately $1.6 million, which Merit also intends to fund from its existing cash reserves.

“In addition to the announced acquisitions, Merit is pursuing additional product distribution opportunities to complement the acquired products,” Lampropoulos said.

“With Merit’s existing products, as well as the newly acquired products and the future opportunities we have identified, we believe a worldwide market opportunity of more than $500 million exists,” Lampropoulos said.

“We believe the combined revenue base of approximately $8.2 million for Alveolus’ stent products and $1.6 million for Biosearch’s accessory products will create margins in excess of Merit’s existing gross margins and should add 80 to 100 basis points to Merit’s gross margins annually,” Lampropoulos said.  “We believe additional margin expansion is possible as the business grows.”

Merit plans to form a new business unit to focus on the newly-acquired products and opportunities, which will be led by Darla Gill, a founder and current Executive Vice President of Marketing at Merit.  Gill’s experience and skills uniquely qualify her to oversee the growth and expansion of this new business segment.

“Merit believes that with the existing Alveolus sales force, the additional sales people we intend to hire, and the selection of dealers in non-direct geographic areas, the new business segment can grow by 40-50% for the next few years,” Lampropoulos added.

Most biliary stents are currently placed endoscopically by gastroenterologists.  A portion of the biliary stents, however, is placed percutaneously by interventional radiologists.  Merit intends to aggressively pursue the interventional radiology segment with its existing interventional radiology sales force.

Aside from the newly acquired products, Merit believes another long-term benefit of the Alveolus acquisition is the general stent technology platform that Merit will develop for future vascular and non-vascular products.  Although this is some time away and will require substantial development and regulatory approvals, Merit believes the fundamental technology can be further organized and directed.

Both transactions are expected to close in the next 30 days.  Piper Jaffray consulted with Merit in both transactions, while Canaccord Adams Inc. advised Alveolus.

CONFERENCE CALL

Merit invites all interested parties to participate in its conference call today, (Thursday, February 19, 2009) at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific).  The telephone numbers to call are (domestic) 800-218-8862; and (international) 303-262-2130.  A live webcast will also be available for the conference call at www.merit.com and www.fulldisclosure.com.

During the conference call, the information set forth in this release will be discussed in more detail.

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology and radiology.  Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 100 individuals.  Merit employs approximately 1,700 people worldwide, with facilities in Salt Lake City and South Jordan, Utah; Angleton, Texas; Richmond, Virginia; Maastricht and Venlo, The Netherlands; and Galway, Ireland.

Statements contained in this release which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2007.  Such risks and uncertainties include risks relating to the closing of the proposed Alveolus and Biosearch transactions, including the possibility that conditions to closing those transactions may not be satisfied or that either or both of those transactions may not be completed; unanticipated consequences of Merit’s proposed acquisition of the Alveolus and Biosearch assets; challenges associated with Merit’s efforts to pursue new market opportunities, including opportunities in the gastroenterology and pulmonary markets; infringement of Merit’s technology or the assertion that Merit’s technology infringes the rights of other parties; product recalls and product liability claims; downturn of the national economy and its affect on Merit’s revenues, collections and supplier relations; termination of supplier relationships, or failure of suppliers to perform; inability to successfully manage growth through acquisitions; delays in obtaining regulatory approvals, or the failure to maintain such approvals; concentration of Merit’s revenues among a few products and procedures; development of new products and technology that could render Merit’s products obsolete; market acceptance of new products; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; and fluctuations in and obsolescence of inventory; volatility of the market price of Merit’s common stock; foreign currency fluctuations; changes in key personnel; work stoppage or transportation risks; modification or limitation of governmental or private insurance reimbursement; changes in health care markets related to health care reform initiatives; and other factors referred to in Merit’s Annual Report on Form 10-K for the year ended December 31, 2007, and other reports filed with the Securities and Exchange Commission.  All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will differ, and may differ materially, from anticipated results.  Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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